Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference on Form F-1 (Amendment No. 3) of our report dated March 10, 2023, except for Note 10 which is dated April 21, 2023, with respect to the audited financial statements of Gensis Unicorn Capital Corp. (the “Company”) as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from February 23, 2021 (inception) through December 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

January 12, 2024